The Bank of Nova Scotia Asia Limited
1 Raffles Quay
#20-01 North Tower
One Raffles Quay
Singapore  048583

Tel:  (65) 6305-8388
Fax: (65) 653407969

Co. Registration No. 197902220M
Date:               29 June 2011
S  SCOTIABANK ®
To:                   Sakonnet Shipping Ltd.
3rd Floor, Par La Ville Place
14 Par La Ville road
Hamilton HM 08
Bermuda

(the ”Borrower”)

Fax No.: +1 401-410-1122 / +44 1635-255-502

Attention:                      Mr. Michael Hudner / Mr. Anthony Dalzell

Dear Sirs,

(i)
Loan Agreement dated 24 January 2007 made between the Borrower and The Bank of Nova Scotia Asia Limited (the “Bank”) (the “Loan Agreement”) in respect of a loan facility of up to USD 27,300,000 to part finance the acquisition of m.v. “Sakonnet” (the “Ship”); and

(ii)	Corporate Guarantee dated 24 January 2007 made between B+H Ocean Carriers Ltd. (the “Corporate Guarantor”) and the Bank (the “Corporate Guarantee”).

In response to the Borrower’s recent requests and subsequent communications the Bank confirms the following:

(a)
The Cash and Cash Equivalents covenant in clause 8.4.2 of the Loan Agreement, as amended from time to time and in reference to the Bank’s letter dated 12 May 2010, shall be temporarily amended, effective from 1 April 2011 up to 15 February 2012 as follows:

“The Borrower shall procure that the Guarantor (on a consolidated basis) shall at any time in the period from 1 April 2011, ensure that it has Cash and Cash Equivalents equal to or greater than USD 2,000,000 up to 30 September 2011, thereafter rising to USD 1,000,000 per vessel (for the avoidance of doubt, with 5 wholly owned vessels this will be USD 5,000,000)”.

And the related clause 5.3.2 of the Corporate Guarantee shall also be temporarily amended, effective from 1 April 2011 up to 15 February 2012 as follows:

“The Guarantor undertakes that it shall (on a consolidated basis) at any time in the period from 1 April 2011, ensure that it has Cash and Cash Equivalents equal to or greater than USD 2,000,000 up to 30 September 2011, thereafter rising to USD 1,000,000 per vessel (for the avoidance of doubt, with 5 wholly owned vessels thus will be USD 5,000,000)”.

(b)
The EBITDA / Fixed Charge covenant in clause 8.4.2 of the Loan Agreement and clause 5.3.2 of the Corporate Guarantee and shall be waived temporarily for a further period, effective from 1 January 2011 to 15 February 2012.

The Bank of Nova Scotia Asia Limited is a member of the Scotiabank Group

The Bank of Nova Scotia Asia Limited
1 Raffles Quay
#20-01 North Tower
One Raffles Quay
Singapore  048583

Tel:  (65) 6305-8388
Fax: (65) 6534-7969

Co. Registration No. 197902220M

S Scotiabank ®

All of the above remains subject to there being:  (i) no capital expenditure (other than in the ordinary course of business) and (ii) no dividends allowed to be distributed, by the Borrower or the Corporate Guarantor without the prior written consent of the Bank

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

For the avoidance of doubt, except as set out herein, the Bank has not granted a waiver of any breach or any Events of Default whatsoever which may be existing or may occur under the Loan Agreement or the Corporate Guarantee.  All of the Bank’s rights are hereby reserved, and nothing herein is to be construed as a waiver of the same.

Yours faithfully,

/s/____________
For and on behalf of
The Bank of Nova Scotia Asia Limited
(in its capacity as the Bank)

We hereby agree to the terms and the conditions and all other contents of this letter.

 /s/______________
Signed for and on behalf of
Sakonnet Shipping Ltd.
(in its capacity as the Borrower)
Name:
Title:

/s/______________
Signed for and on behalf of
B+H Ocean Carriers Ltd.
(in its capacity as the Corporate Guarantor)
Name:
Title:

Dated:__________

The Bank of Nova Scotia Asia Limited
is a member of the Scotiabank Group